                                                                   Exhibit 10.24


                    SEPARATION AGREEMENT AND GENERAL RELEASE
                    ----------------------------------------


1. I, JOHN A. REDMOND ("Employee"), accept the termination of my employment from Gliatech Inc. ("Gliatech") effective JANUARY 12, 2000 (the "Separation Date"), in accordance with the terms of this Separation Agreement and General Release ("Agreement"). In accepting the consideration and promise stated in Paragraphs 2 and 9 below, Employee hereby releases Gliatech and each of its successors, assigns, shareholders, officers, directors, employees, agents and counsel from any and all actions, suits, claims and demands of any kind other than any claims arising under a breach of this agreement, in law or equity, that Employee ever had or now has, by reason of any event, claim, matter, cause or thing, and particularly any claim relating in any way to Employee's employment or the termination of Employee's employment with Gliatech, including without limitation any claim under the Age Discrimination in Employment Act, any claim arising under any federal, state, or local law, and any claim under common law.

2. In full consideration of Employee signing this Agreement and the covenants contained herein, Gliatech agrees to the following:

             A. Employee shall be paid a total of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) (representing ONE 1 YEAR of severance pay) (the "Severance Amount"), less all applicable withholding taxes, payable in a lump sum on or before January 15, 2000.

             B. Employee shall be paid for credited but unused vacation time determined as of the Separation Date, with such payment to be made within thirty days of the Separation Date.

             C. Employee shall be entitled to continuation of medical and dental coverage at Employee's present level of benefits as provided under COBRA. Accordingly, for a period of THREE months from the Separation Date, Gliatech will continue to pay Employee's full premium for such coverage.

              D. Gliatech will provide Employee with an employee outplacement service with Drake Beam Morin for a period of SIX months following the Separation Date.

3. Gliatech's obligations hereunder shall terminate in the event Employee breaches any of Employee's obligations under this Agreement.

4. Employee agrees that Employee will maintain the confidentiality of confidential information Employee has received by virtue of Employee's employment with Gliatech and will not use such information or disclose it to any person other than Gliatech. For purposes of this Agreement, confidential information is information which Gliatech endeavors to keep proprietary, including without limitation customer lists, employee lists, rate schedules, underwriting information, the terms of contracts and policies, marketing plans, program designs, trade secrets, proprietary information, and any information provided by a third-party to Gliatech in confidence. Employee agrees that, upon Employee's separation, Employee will return to Gliatech any records in Employee's possession containing confidential information of Gliatech and all records which are the property of Gliatech.

5. Employee acknowledges that the consideration set forth in Paragraphs 2 and 9 is solely in exchange for the promises in this Agreement and is an amount in excess of any amount to which he is entitled under any law, regulation or company policy, procedure or practice. Employee further acknowledges that such payment does not constitute an admission by Gliatech or the other released parties of liability or of violation of any applicable law or regulation, all of whom deny any liability or alleged violation and state that payment has been made solely for the purpose of compromising any and all actual or potential claims of Employee.

6. Employee may revoke and cancel this Agreement in writing at any time within seven days after Employee's execution of this Agreement by providing notice of revocation to GLIATECH INC., ATTENTION: MONICA THAYER, AT 23420 COMMERCE PARK ROAD, BEACHWOOD, OH 44122. For revocation to be effective, written notice must be received by REGISTERED MAIL no later than the close of business on the seventh day after Employee signs this Agreement. If Employee does so revoke, this Agreement will be null and void and Gliatech shall have no obligation to make the payments or to undertake the obligations provided in Paragraphs 2 and 9. This Agreement shall not become effective and enforceable until after the expiration of the seven-day revocation period; after such time, if there has been no revocation, this Agreement shall be fully effective and enforceable.

7. Employee agrees that he has had the opportunity to consult counsel, that no deadline of less than 21-days has been imposed upon him to execute this Agreement, and that Employee has had time to read and consider this Agreement before signing it.

8. Employee has read and understands all of the terms of this Agreement and signs this Agreement in exchange for the consideration to be given to Employee. Neither Gliatech nor any of its agents, representatives or employees has made any representations to Employee concerning the terms or effects of this Agreement other than those contained in this Agreement.

9. Employee has been granted two stock options dated FEBRUARY 22, 1999 and OCTOBER 13, 1999. Employee will be entitled to exercise any options that have vested or would have vested through OCTOBER 13, 2000 pursuant to these grants. Employee will have 180 days after the Separation Date to exercise these options. Any and all options not exercised within 180 days after the Separation Date will be forfeited.

10. This Agreement shall be governed and interpreted in accordance with the laws of the State of Ohio. Gliatech has taken or will take all necessary corporate action with respect to the performance of its obligations hereunder.

11. Gliatech shall issue the press release attached as Exhibit A and shall not make or issue any announcements or press releases contrary to that press release. Gliatech shall provide a reference for employee that is consistent with the attached press release. Gliatech and Employee each agree that they will not disparage to any person any aspcet of his or its past relationship with the other.

IN WITNESS WHEREOF, the parties have executed this Agreement this 12th day of January, 2000.

/s/John A. Redmond
_________________________________

/s/Monica M. Thayer
_________________________________
Witness

Gliatech Inc.


By: Thomas O. Oesterling, Ph.D.
    _____________________________

Title: Chairman of the Board & CEO
       __________________________

/s/Jodi Baldi
_________________________________
Witness